Exhibit 10.1

SPONSORED RESEARCH AGREEMENT

FIRST AMENDMENT

This First Agreement is entered into as of the date of last signature below, by and between The Regents of the University of California, on Behalf of its Los Angeles Campus, having an address at 10889 Wilshire Blvd, Suite 920 Los Angeles, CA 90095-7191 (“University”), and NewHydrogen, Inc., a wholly owned subsidiary of BioSolar, Inc., having an address at 27936 Lost Canyon Road, Suite 202, Santa Clarita, CA 91387 (“Sponsor”).

WHEREAS, University and Sponsor entered into a Sponsored Research Agreement on December 14, 2020 (“Agreement”);

WHEREAS, University and Sponsor wish to amend the Agreement as set forth below (“First Amendment”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, University and Sponsor agree as follows:

1. Section 2.2 – “Term” is deleted in its entirety and replaced with the following:

January 1, 2021 to March 31, 2023

2. Section 4 – “Research Funding” is deleted in its entirety and replaced with the following:

The cost to Sponsor for University’s performance hereunder will be $1,410,580.

3. Exhibit A – “Scope of Work” shall be supplemented with “Exhibit A-1” attached.

4. Exhibit B – “Payment Schedule” shall be replaced with “Exhibit B-1” attached.

All other terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment by their duly authorized representatives for good and valuable consideration.

SPONSOR	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, ON BEHALF OF ITS LOS ANGELES CAMPUS

(Signature)	(Signature)

By:	David Lee	By:	Amir Naiberg
Date:		Date:

Exhibit A-1

Discovery of Efficient and Stable Earth-Abundant Material based Catalysts for Hydrogen
Production through Water Electrolysis — the Case of Cost-effective Catalysts for HER

Yu Huang, Department of Materials Science and Engineering, UCLA

1.	BACKGROUND AND MOTIVATION

Global CO2 emissions from the consumption of fossil oil have increased dramatically from 22,188.5 million tons in 1995 to 33,508.4 million tons in 2015, with an annual average rate of 2.1%.1 In current global energy consumption, fossil fuel-based energies still provide approximately 86.0% of the global total energy needs.1,2 To solve this problem, hydrogen, an attractive energy carrier with high energy density (140 MJ/kg) which is more than two times higher than typical solid fuels (50 MJ/kg), has been recognized as a promising alternative to replace fossil oil used in the industry and transportation.3 In addition, hydrogen has versatile significant applications in the traditional industry such as petroleum refinement, ammonia fertilizer, metal refinement, and heating.4 Demand for hydrogen in the United States is projected to grow from 60 million to nearly 700 million metric tons from now to the mid-century, even without considering the rapid development of fuel cell electric vehicles.4 The Hydrogen Council has made a comprehensive assessment of the future potential impact of the hydrogen economy. In the report, hydrogen energy is believed to be able to meet 18% of the world's energy demand, create a $2.5 trillion market, and reduce carbon dioxide emissions by 40–60% in transportation, industry, and residential.5 Although hydrogen is a renewable “carbon-zero” fuel, 96% of the current hydrogen is produced from the steam reforming of nonrenewable fossil fuels (methane, coal, and oil) with high energy consumption and CO2 emission.6 Moreover, due to the nature of the steam reforming reaction, impurities such as CO or H2S are inevitable in the produced H2. Trace amounts of such impurities can severely poison the platinum (Pt) based catalysts currently used in proton exchange membrane fuel cells (PEMFCs).7,8 Therefore, combined with renewable energy, the electrochemical and photoelectrochemical hydrogen production has attracted considerable interest worldwide as the alternative, environmentally friendly long term pathway to produce high purity H2 on a large scale, as suggested by the Department of Energy (DOE) in the United States (Figure 1).

Currently, there are two main applicable technologies for commercial electrochemical hydrogen production, the proton exchange membrane (PEM) electrolyzer and the alkaline electrolyzer. The PEM electrolyzer, which always features a membrane with high proton conductivity as the electrolyte and the noble metal as the catalysts, exhibit higher water splitting efficiency (2000 mA/cm2 under 2.1 V) compared with that of alkaline electrolyzer (400 mA/cm2 under 1.85-2.2 V).9 On the other hand, the alkaline electrolyzer, which features the concentrate KOH aqueous solution as the electrolyte and porous diaphragm which conducts hydroxyl ions as the separator, is more cost-effective in the aspect of the electrode catalysts.9 Non-precious metal based OER catalyst (Ni, Fe, Co, etc. and single-atom Ni-NC catalysts), can deliver comparable performance to the precious metal catalysts (IrO2/RuO2) in the alkaline condition, while HER becomes more limiting.10,11 Meanwhile, the low-cost and durable anion exchange membrane (AEM) technique is being rapidly developed to commensurate the advantages of catalyst cost in alkaline condition.12,13 It offers benefits for both PEM and alkaline electrolysis. The main difference between alkaline and AEM electrolysis is the replacement of the conventional diaphragm with an AEM in alkaline water electrolysis, thus AEM does not require highly corrosive electrolyte and has higher stability.9

2.	GOALS AND TECHNICAL APPROACHES

The research plan for this Sponsored Research Project is to (1) demonstrate Pt-based HER catalysts with significantly enhanced mass activity and stability through surface engineering, and (2) discover non-precious metal-based HER catalysts with comparable activity to commercial Pt/C, for both PEM and AEM electrolyzers. The success in developing such high-performance HER catalysts can greatly advance water electrolyzer technology, potentially bring down its hydrogen production cost to comparable to gas reforming and enable its wide adoption for renewable energy adaptation and environmental sustainability.

2.1 Reaction mechanism

HER is a simple two-electron transfer reaction with only one intermediate (i.e. *H). Two proposed main pathways, the Volmer-Heyrovsky or the Volmer-Tafel mechanism, have been comprehensively studied for decades and have been successfully applied as a model system on the design of the catalyst. In acid, the reaction pathway of HER includes the following elementary steps: Volmer-Tafel or Volmer-Heyrovsky (Figure 2).14 Because of the high abundance of H+ in acid and the optimal adsorption energy of H on Pt, the rate of the Volmer step is much higher than the rate of the Tafel step and hence the Tafel becomes the rate-determining step (rds). The Tafel slope of HER that follows the Volmer-Tafelrds pathway in acid is calculated to be 30 mV/dec, indicating that the HER in acid is much more kinetically favorable.14 In the alkaline condition, the Volmer step (water dissociation) is believed to be the rds due to the high kinetic barrier for HO-H dissociation.15 The possible pathway in the alkaline condition is the Volmerrds-Tafel process with a Tafel slope of 118 mV/ dec. Thus, the kinetics of HER in the alkaline condition is about 2-3 orders of magnitude slower than that in acid due to this sluggish water dissociation step in the alkaline condition (Figure 2). Surface decoration of transition metal is believed to be vital on assist water dissociation near electrode surface and boost the HER in alkaline solution. For example, in Pt-Ni bimetallic system16, the rate of Volmer step (H2O+e-+*→H*+OH-) is improved by binding of surface Ni with OH. Therefore, tuning the surface structure/surface doping of catalysts, the synergistic effect of different species in electrolytes, and catalyst’s surface can be optimized for achieving significantly enhanced HER efficiency and massively reduced cost utilizing Pt.

2.2 Surface modification for greatly enhanced alkaline HER (Task 1)

It has been revealed that greatly enhanced HER specific activity of Pt in alkaline conditions can be achieved by decorating Pt surface with transition metal oxides but at the sacrificial of surface active sites and electrochemical active surface area (ECSA).17 Previous studies have suggested that decorating the Pt (111) surface with transition metal oxides (Fe, Co, Ni) can lead to greatly enhanced HER activity in 0.1 M KOH.17 This has inspired studies trying to incorporate such design in nanocatalysts, where, however, the generation of Ni(OH)2/Pt(111) interface at the nanoscale was met with limited success. As a result, the reported activity is still far inferior to that reported in the single-crystal studies. Recently, we have successfully developed a surface engineered octahedral PtNi nanoparticles whose {111}facets are enriched with NiO (Figure 2A), which transforms to Ni(OH)2 in the alkaline electrolyte to create nanoscale Ni(OH)2/Pt(111)-like interfaces with a record-high HER performance.18

Our group has previously demonstrated a unique PtNi-O/C-octahedral nanocatalyst, where 2–3 atomic layers of NiO could be formed on PtNi/C surface (Figure 3B).19 This suggests the finely-controlled enrichment of Ni on the surface, which can be attributed to the Ni segregation from the core of the nanocatalyst to the surface during the oxidative annealing process. Impressively, at an overpotential of 70 mV vs. RHE, the octahedral PtNi/C presents a mass activity of 5.35 mA/μgPt, and the PtNi-O/C shows a mass activity of 7.23 mA/μgPt, which is 5.82- and 7.86-fold to that of the commercial Pt/C (0.92 mA/μgPt), respectively. It is worth noting that the PtNi-O/C, to the best of our knowledge, shows one of the highest HER mass activity in alkaline media (both 1 M KOH, 0.1 M KOH) compared to the nanocatalysts recorded in the literature. The origin of the preeminent HER activity of the PtNi-O/C can be attributed to the formation of NiO islands on the Pt-based {111} facet at the nanoscale, which promotes simultaneously water dissociation and hydrogen evolution on nanocatalyst surface. Both octahedral PtNi/C and PtNi-O/C demonstrated significantly higher HER stability compared to the commercial Pt/C. Compared to the 260.7 mV potential drop for the Pt/C, there is only a 75.45, 61.64 mV potential drop for octahedral PtNi/C, PtNi-O/C, correspondingly.18

Surface decorated particles, such as NiO, NiS, and Ni4N, usually possess high crystallinity after oxidation,20 sulphuration,21 and nitridation treatments,22 hence block the proton from accessing the Pt active sites underneath the decorated particles. And only a small fraction of Pt sites located near the interface can be activated. Therefore, we proposed three strategies to solve the problem. 1) Instead of decorating Pt surface the NiO with high crystallinity that prevents the electrolyte from accessing the underneath Pt atoms, we propose to decorate the Pt surface with amorphous and defective Ni(OH)2 shell that allows the electrolyte to penetrate and access all the surface Pt sites. Meanwhile, all the surface Pt atoms are closed to Ni(OH)2 and become water dissociation favorable, therefore delivering the maximum mass activity. 2) The second method is to use the smallest number of nickel species to activate the most Pt atoms while minimizing the blockage of the surface Pt sites to ensure the highest mass activities of Pt to ensure atom utilization efficiency To achieve this target, we propose to downsize the decorated bulk Ni(OH)2 nanoparticles to single Ni(OH)2 species on ultrathin Pt nanowires to maximize the exposure of Pt atoms while ensuring that each Pt atom is adjacent to at least one Ni(OH)2 as the promotor. 3) The previous two strategies may achieve a very high Pt utilization level, but still limited by surface atoms of a particle. Thus in parallel we propose a third strategy is to distributed single-atom Pt on the layered double hydroxide to achieve 100% utilization of Pt atoms (details in Task 2).

2.3 Single-atom catalysts in acidic conditions (Task 2)

Another effective method to reduce the Pt loading while maintaining the comparable activity is to downsize the Pt particles to Pt single atoms. Previously, we have developed a convenient, rapid, and general strategy to synthesize a series of monodispersed atomic transition metals (for example, Co, Ni, Cu) embedded in nitrogen-doped graphene by two-second microwave (MW) heating the mixture of amine-functionalized graphene oxide and metal salts.23 The rapid MW process minimizes metal diffusion and aggregation to ensure exclusive single metal atom dispersion in graphene lattices. Electrochemical studies demonstrate that graphene-supported single Co atoms can function as highly active electrocatalysts toward the hydrogen evolution reaction in acidic conditions (Figure 4A and B).23 Similar to Pt, it has the ideal onset potential (~0 V vs. RHE), and extraordinary stability (Figure 4D). However, its Tafel slope (80 mV/dec) is still far from the ideal case of Pt (30 mV/dec), and thus its overall HER activity is still less than the Pt/C.

Taking the advantages of the single-atom strategy, the next step is to use MW heating protocol to synthesize single-atom Pt catalysts supported on 2D materials such as graphene and MoS2 as efficient HER catalysts. The simple short time (2s) MW heating ensures high reproducibility and a large production rate, which are highly important for future mass production beyond the laboratory scale. We will explore the best synthetic condition to maximize the loading of the single Pt atoms while maintaining the stability of active sites. On the other hand, the current nonprecious metal SACs catalysts still cannot compete with Pt and leave a large room for further enhancement of the activity.(Table 1 and 2)23-36 To this regard, we will investigate the potential of non-precious metal single-atom catalysts through ligand and electronic engineering of the center metal site, including (1) modulating the coordination elements (N, B, P, O coordinated transition metal center), (2) tuning the coordinated number (from 2-5), and (3) finely tuning the single sites to be dimer or trimer. Characterization such as HAADF-STEM, XAS, and Mössbauer spectroscopy will be applied to definitively characterize the atomic and electronic structure of the synthesized single-atom catalysts.

2.4 Incorporating HER and OER catalysts for water splitting tests in Electrolyzer (Task 3)

In this period, we will combine our advanced cathode and anode catalysts to test full water splitting. Eventually, it is critical to assemble the PEM and AEM electrolyzers (Figure 5)38 and comprehensively evaluate the performance of these devices with designed catalysts, including cell voltage @ 1 A/cm2, faradaic efficiency, EIS, operating pressure, hydrogen production rate, stability, etc. Moreover, the preparation parameters of the membrane electrode, such as the loading amount of catalysts, the ratio between metal and substrate, the coating parameters, the selection and pre-treatment of gas diffusion layer (GDL) have to be optimized to achieve the maximum performance. We will systematically conduct acidic water splitting by using the commercial Pt/C and IrO2 to evaluate the benchmark performance of current commercial catalysts and set up a standard testing protocol. With the standard test protocol, we will then incorporating our advanced non-precious metal OER catalysts with single-atom HER catalysts or precious metal based nano-catalysts to evaluate the their performance in electrolyzers, such as the activity transltion into electrolytic cell, long-term stability, hydrogen production rate, specific energy consumption and the estimation of the overall catalysts cost.

Table 1. Comparison table of Pt HER SACs

Comparison table of Pt HER SACs
Catalyst	Mass activity (A/mgPt)		Overpotential mV	Enhancement	Reference
	SAC	Pt
Mo2TiC2Tx–PtSA	8.3	0.21	-77	39.5	Nat. Catal. 2018, 1, 985–992
Pt/f-MWCNTs	18.16	0.245	-50	74.7	Nano Energy 2019, 63,103849
Pt1/OLC	2.82	0.17	-38	43	Nat. Energy 2019, 4, 512–518
Pt SASs/AG	22.4	0.48	-50	46	Energy Environ. Sci. 2019, 12, 1000-1007
Pt-GDY2	23.64	0.88	-100	26.9	Angew.Chem.Int. Ed. 2018, 57,9382 –9386
Pt-VS2	22.88	1.87	-200	12	ACS Nano 2020, 14, 5600–5608

Table 2. Comparison table of nonprecious metal HER SACs

Catalyst	metal percent wt%	Loading mg/cm2	Overpotential (10 mA/cm2)	Tafel Slope (mv/dec)	Reference
CoSAs/PTFs	5.15	NA	94	50	J. Mater. Chem. A 2019, 7, 1252.
Co-NG-MW	1.1	0.1	175	80	Adv. Mater. 2018, 30, 1802146
Co-SAC/NG	NA	0.2	230	99	Adv. Energy Mater. 2019, 9, 1803689.
Co@NG	1.3	NA	182	49.3	Nat. Commun. 2015, 6, 8668.
Ni-NG/CdS	0.5	0.265	420	157	ACS Catal. 2018, 8, 11863;
Ni/GD	0.278	0.278	88	45.8	ChemSusChem 2018, 11, 3473.
SA Co-D 1T MoS2	3.54	NA	42	32	Nature Communications, 2019 10, 5231
Mo-Co9S8@C	0.99	1.0	98	34.6	Angew. Chem., Int. Ed. 2017, 56, 12191

3.	PROPOSED TASKS AND DELIVERABLES

Task 1: Tuning the surface decoration of Pt nanostructures such as (1) decorate the Pt surface with amorphous and defective Ni(OH)2; (2) preparing single-atom Pt tailored transition metal layered double hydroxides for optimized HER activity and stability of the catalysts.

Deliverable: Pt-based HER catalyst enhanced mass activity compared to Pt/C in alkaline conditions (project at one order of magnitude with RDE). It is also expected that the transition metal hydroxides decorated Pt nanostructure will also show much-improved stability compared to Pt/C in alkaline conditions. (first 12 months on RDE development) (12th-24th optimization according to electrolyzer perfromance)

Task 2: Develop the microwave synthesis of single-atom catalysts (both Pt and non-Pt) and evaluate their HER activity in acidic and alkaline condition.

Deliverable: Identification of ideal candidates single active atoms supported on modified carbon support to enhance the catalyst stability as well as activity. (first 12 months on RDE development) (12th-24th optimization according to electrolyzer perfromance)

Task 3: Task 3 is intrinsically interwined with Task 1 and Task 2 through out the period of funding. Incorporate HER/OER catalyst in to full cell settings for optimization. (6th-24th month)

Deliverable: Benche marking HER/OER against commercially available catalysts (1-8th month) Demonstration of electrolyzer with enhanced property comparing to the state-of-the-art.(8th-24th)

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17 Subbaraman, R., Tripkovic, D., Chang, K.-C., Strmcnik, D., Paulikas, A. P., Hirunsit, P., Chan, M., Greeley, J., Stamenkovic, V. & Markovic, N. M. Trends in activity for the water electrolyser reactions on 3d M (Ni, Co, Fe, Mn) hydr (oxy) oxide catalysts. Nature materials 11, 550 (2012).

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19 Lin, Z., Liu, Y., Halim, U., Ding, M., Liu, Y., Wang, Y., Jia, C., Chen, P., Duan, X., Wang, C., Song, F., Li, M., Wan, C., Huang, Y. & Duan, X. Solution-processable 2D semiconductors for high-performance large-area electronics. Nature 562, 254-258 (2018).

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21 Wang, P., Zhang, X., Zhang, J., Wan, S., Guo, S., Lu, G., Yao, J. & Huang, X. Precise tuning in platinum-nickel/nickel sulfide interface nanowires for synergistic hydrogen evolution catalysis. Nature Communications 8, 14580 (2017).

22 Xie, Y., Cai, J., Wu, Y., Zang, Y., Zheng, X., Ye, J., Cui, P., Niu, S., Liu, Y., Zhu, J., Liu, X., Wang, G. & Qian, Y. Boosting Water Dissociation Kinetics on Pt–Ni Nanowires by N-Induced Orbital Tuning. Advanced Materials 31, 1807780 (2019).

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24 Zhang, J., Zhao, Y., Guo, X., Chen, C., Dong, C.-L., Liu, R.-S., Han, C.-P., Li, Y., Gogotsi, Y. & Wang, G. Single platinum atoms immobilized on an MXene as an efficient catalyst for the hydrogen evolution reaction. Nature Catalysis 1, 985-992 (2018).

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Exhibit B-1

Payment Schedule

A Payment of a total of $37,638 has been made on this project. The remaining $1,372,942 shall be invoiced as follows:

Upon execution of Amendment $175,776.00

April 1, 2021 $175,776.00

July 1, 2021 $175,776.00

October 1, 2021 $175,776.00

January 1, 2022 $142,747.75

April 1, 2022 $142,747.75

July 1, 2022 $142,747.75

October 1, 2022 $142,747.75

January 1, 2023 $98,847.00

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